Exhibit 5.2

[Letterhead of Robert T. Vaughan, Jr., P.C.]

April 16, 2014

Vector Group Ltd.

4400 Biscayne Boulevard

Miami, FL 33137

RE: Registration Statement on Form S-4 Relating to $150,000,000 Aggregate Principal Amount of 7.750% Senior Secured Notes Due 2021

Ladies and Gentlemen:

We have served as Virginia counsel to Vector Tobacco Inc., a Virginia corporation (the "Company"), in connection with certain matters of Virginia law arising out of the filing by Vector Group Ltd., a Delaware corporation (the "Issuer"), of a Registration Statement on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of the offer by the Issuer to exchange up to $150,000,000 aggregate principal amount of its 7.750% Senior Secured Notes due 2021 (the "Exchange Securities") for its existing 7.750% Senior Secured Notes due 2021 issued on April 15, 2014 (the "Securities"). The Securities are, and the Exchange Securities are to be, guaranteed by the subsidiaries of the Issuer listed on Schedule I hereto (the "Guarantors"). The Exchange Securities are to be issued in accordance with the provisions of the indenture dated as of February 12, 2013, among the issuer, the Guarantors and U.S. Bank National Association (the "Trustee") as supplemented by the First Supplemental Indenture, dated as of September I 0, 2013, and the Second Supplemental Indenture, dated as of April 15, 2014 (as so supplemented, the "Indenture") as contemplated by the Registration Rights Agreement, dated as of April 15, 2014, among the Issuer, the Guarantors and Jefferies LLC (the "Registration Rights Agreement"). The guarantees of the Exchange Securities by the Guarantors (the "Guarantees") are to be issued in accordance with the provisions of the Indenture and the Registration Rights Agreement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company and the Guarantors.

Also, for purposes of the opinions set forth below, and without limiting any other exceptions or qualifications set forth herein, insofar as they relate to the Guarantors, we have assumed that each Guarantor has received reasonably equivalent value and fair consideration in exchange for its obligations under its Guarantee or undertakings in connection therewith.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.	The Company is a corporation duly incorporated and existing under and by virtue of the laws of the Commonwealth of Virginia and is in good standing with the State

2.	Corporation Commission.

3.	The execution, delivery and performance of its obligations under the Indenture have been duly authorized by all necessary corporate action of the Company.

4.	The Indenture has been duly executed and, so far as is known to us, delivered by the Company.

The foregoing opinions are subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. We express no opinion as to the validity, binding effect and enforceability of provisions in the Exchange Securities or the Indenture or the Guarantees relating to the choice of forum for resolving disputes.

The foregoing opinion is limited to the laws of the Commonwealth of Virginia and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the Commonwealth of Virginia, or as to federal or state laws regarding fraudulent transfers. We note that each of the Indenture and the Guarantees provides that it shall be governed by the laws of the State of New York. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the Commonwealth of Virginia, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,

/s/ Robert T. Vaughn, Jr.

Schedule I

Guarantors

100 Maple LLC

Accommodations Acquisition Corporation

Eve Holdings Inc.

Liggett & Myers Holdings Inc.

Liggett Group LLC

Liggett Vector Brands LLC

V.T. Aviation LLC

Vector Research LLC

Vector Tobacco Inc.

VGR Aviation LLC

VGR Holding LLC

Zoom E-Cigs LLC